Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

NUEVO ENERGY COMPANY ANNOUNCES EXPIRATION OF

CONSENT SOLICITATION FOR OUTSTANDING

9  3/8% SENIOR SUBORDINATED NOTES DUE 2010

HOUSTON, Texas., May 27, 2004 – Nuevo Energy Company (“Nuevo”), a wholly owned subsidiary of Plains Exploration & Production Company (NYSE:PXP) (“PXP”), announced today that, as part of its previously announced tender offer and consent solicitation for its outstanding 9  3/8% Senior Subordinated Notes due 2010 (the “Notes”), as of 5:00 p.m., New York City time, it received the requisite consents of holders of the Notes to approve the proposed amendments to the indenture governing the Notes. As of the close of business today, $149.9 million in aggregate principal of Notes have been tendered for payment.

Holders of Notes may continue to tender their Notes in the tender offer, which will expire at 12:00 midnight, New York City time, on Monday, June 14, 2004, unless extended or earlier terminated by Nuevo. The total consideration payable for each $1,000 principal amount of Notes (including the related consent payment) will be $1,127.16 plus accrued and unpaid interest on the Note up to, but not including, the date of payment therefore.

The terms of the tender offer and consent solicitation, including the conditions to Nuevo’s obligations to accept any Notes for payment and to make any consent payments, are set forth in Nuevo’s “Offer to Purchase and Consent Solicitation Statement” dated May 17, 2004. Nuevo may amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion.

JP Morgan Securities is the dealer manager and consent solicitation agent for the tender offer. Questions or requests for assistance may be directed to JP Morgan Securities (telephone: 800-245-8812 or 212-270-9153). Requests for documentation may be directed to Georgeson Shareholder Communications, the information agent (telephone: 212-440-9800 (for banks and brokers only) or 800-262-0158 (for all others toll-free)).

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PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENT

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward- looking statements. These include:

•	reliability of reserve and production estimates,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2003 for a further discussion of these risks.

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